Exhibit 6
                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       of
                                 SCIENTECH, Inc.


         KNOW ALL MEN BY THESE PRESENTS:

         That we, the undersigned officers of SCIENTECH, Inc., an Idaho Corporation, (the "Corporation") do hereby certify, pursuant to the provisions of Sections 30-1-61 and 30-1-62 of the Idaho Business Corporation Act, that by the consent of the shareholders and directors of said Corporation, dated the 2nd day of June, 1997, the following Amended and Restated Articles of Incorporation were adopted, which amend and supersede the prior Articles of Incorporation and all amendments thereto in their entirety; and the Chief Executive Officer and Secretary of the Corporation were duly authorized and directed to sign, verify, file and do all things required by law to carry into effect the following Amended and Restated Articles of Incorporation:

                                       I.

         The name of the Corporation is SCIENTECH, Inc.

                                       II.

         The Corporation shall exist in perpetuity.

                                      III.

         The purposes for which the Corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Idaho Business Corporation Act.

                                       IV.

         The aggregate number of shares which this Corporation shall have authority to issue shall be 7,000,000, consisting of 6,000,000 shares of nonassessable Class A Voting Common Stock have a par value of one cent ($.01) per share (the "Class A Common Stock"), and 1,000,000 shares of nonassessable Class B Nonvoting Common Stock having a par value of one cent ($.01) per share (the "Class B Common Stock"). Each share of Class A Common Stock shall entitle its holder to






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one (1) vote.  The holders of Class B Common Stock shall not be entitled to vote on any matter coming before the shareholders of the Corporation for a vote, except that no amendment to the Corporation's Articles of Incorporation may be effected without the affirmative vote of holders of a majority of the outstanding shares of Class B Common Stock, and except as otherwise provided by law. Each holder of Class A Common Stock shall have the right at any time, at the option of such holder, to exchange each share of Class A Common Stock, without the payment of any further consideration, into one (1) share of fully paid Class B Common Stock, and vice versa.

         Except as provided herein with respect to voting rights, each share of Class A Common Stock and Class B Common Stock (collectively, hereinafter referred to as "Common Stock") issued and outstanding shall be identical in all respects, and no dividends shall be paid on any share of the Common Stock unless the same dividend is paid on all shares of the Common Stock outstanding at the time of such payment.

                                       V.

         The business of this Corporation shall be managed and conducted by a Board of Directors, consisting of such number as may be designated by the Bylaws. A majority of the directors must be present at a meeting to constitute a quorum for the transaction of any business, and the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

                                       VI.

         The Corporation shall, to the fullest extent permitted by Section 30-1-5 of the Idaho Business Corporation Act and to the fullest extent permitted by Sections 30-1-851 through 859 of the Idaho Business Corporation Act which becomes effective July 1, 1997, or the indemnification provisions of any successor statute, indemnify every director, officer, employee or agent and such person's heirs, executors, administrators, and personal representatives against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative, or investigative. The foregoing right of indemnification shall not be exclusive of any other rights of indemnity to which any such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

                                      VII.

         A director shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for:

                 the amount of financial benefit received by a director to which he/she is not entitled;





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                  an intentional infliction of harm on the Corporation or the shareholders;

                  a violation of Section 30-1-833 of the Idaho Business Corporation Act; or

                  an intentional violation of criminal law.

                                      VIII.

         Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock in the Company.

                                       IX.

         The right to cumulative voting in the election of directors shall not exist with respect to shares of the stock of the Company.

                                       X.

         The Corporation hereby agrees to abide and be bound by the terms of the Idaho Business Corporation Act, which becomes effective July 1, 1997.


         The foregoing Amended and Restated Articles of Incorporation amend the original Articles of Incorporation and all amendments thereto by:

                  Amending Article IV to provide for two classes of Common Stock, consisting of Class A Voting Common Stock and a Class B Nonvoting Common Stock, and an additional authorization of 1,000,000 shares of nonassessable nonvoting Common Stock, and to establish the voting rights and convertibility of the above shares;

                  Amending Article V to provide that the Board of Directors shall consist of such number of directors as may be specified in the Bylaws; and to remove the supermajority of Lawrence J. Ybarrondo.

                  Adding Articles VI and VII to provide for indemnification of directors, officers, and certain other persons, and to limit the liability of directors, to the extent permitted by Idaho law;

                  Adding Article VIII to provide that there shall not be preemptive rights with respect to shares of the Corporation;

                  Adding Article IX to provide that there shall be no cumulative voting with respect to election of directors; and






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                  Adding  Article  X to agree to abide and be bound by the Idaho
         Business Corporation Act, which becomes effective July 1, 1997.


         Such amendments do effect a change in the stated capital of the Corporation from 6,000,000 to 7,000,000 shares. The number of shares outstanding at the time of such amendment was _____________shares, and ____ shares voted against the amendments.


         DATED this ________ day of __________________, 1997.



                                           SCIENTECH, Inc.

                              By:
                                           Chief Executive Officer

                              By:
                                           Secretary






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STATE OF IDAHO                      )
                                    ) ss.
County of Bonneville                )

                  DR. L.J. YBARRONDO, being first duly sworn, deposes and says:

                  That he is the Chief Executive Officer of SCIENTECH, Inc. an Idaho corporation, and is one of the persons who executed the above and foregoing Amended and Restated Articles of Incorporation of SCIENTECH, Inc., and that the facts set forth in said Amended and Restated Articles of Incorporation are true and correct.


                                         Chief Executive Officer

               SUBSCRIBED AND SWORN to before me this _____ day of __________, 1997.


                              NOTARY PUBLIC FOR IDAHO
                              Residing at
                              My Commission Expires